                                                                     EXHIBIT B-2



                              AMENDED AND RESTATED
                                VOTING AGREEMENT


         This Amended and Restated Voting Agreement (this "Agreement") is made and entered into as the 2nd day of May, 2003 by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), Inter-Him N.V. ("Inter-Him"), W. Howard Lester ("Lester"; Lester and Inter-Him are collectively referred to herein as the "Investors"), William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam (collectively, the "Other Preferred Holders"), Rebecca Powell Casey ("Casey"), and the individuals and entities listed as Family Shareholders on the signature pages attached hereto (collectively, the "Family Shareholders"), in order to amend and restate that certain Voting Agreement dated as of February 28, 2001 by and among the Company, Inter-Him, Casey and the Family Shareholders, as amended by that certain First Amendment to Voting Agreement dated as of August 2, 2002 by and among the Company, the Investors, the Other Preferred Holders, Casey and the Family Shareholders (as so amended, the "Prior Agreement").

                                   WITNESSETH:

         WHEREAS, the last amendment to the Prior Agreement occurred in connection with the closing of the transactions contemplated in that certain Series 2002-A Preferred Stock Purchase Agreement dated as of June 26, 2002, on August 2, 2002;

         WHEREAS, at such time, the Company, the Investors, the Other Preferred Holders, Casey and the Family Shareholders entered into the First Amendment in order to specifically include Lester and the Other Preferred Holders as "Investors" under the Prior Agreement, to eliminate certain voting obligations of Casey and the Family Shareholders contained therein and to provide for certain other matters;

         WHEREAS, the Company, the Investors, the Other Preferred Holders, Casey and the Family Shareholders now believe it is in their mutual best interests to amend the Voting Agreement to eliminate the Other Preferred Holders and the Family Shareholders as parties thereunder; and

         WHEREAS, the Investors hold more than the minimum number of shares of Common Stock, and Amended Series 2001-A Preferred Stock and Series 2002-A Preferred Stock (on an as-converted basis), of the Company, and Casey and the Family Shareholders executing this Agreement hold more than the minimum number of shares of Common Stock of the Company, required in order to amend the Prior Agreement pursuant to Section 3.8 thereof.

         NOW, THEREFORE, in consideration of the recitals and agreements contained herein and the benefits to be derived from the mutual observance of the provisions of this Agreement, the parties agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

         In addition to the terms defined above, as used in this Agreement, the following terms have the meanings set forth below:

         1.1. "Common Stock" means the common stock, par value $0.01 per share, of the Company.

         1.2 "Preferred Stock" means the Amended Series 2001-A Preferred Stock, par value $0.01 per share, and the Series 2002-A Preferred Stock, par value $0.01 per share, of the Company.

                                   SECTION 2.
                      COMPOSITION OF THE BOARD OF DIRECTORS

         2.1 General. For so long as Casey and the Family Shareholders, and the lineal descendants of any of the foregoing (including trusts for the benefit of any such persons), continue to own, beneficially or of record, in the aggregate at least ten percent (10%) of the outstanding Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock), Casey shall designate one (1) individual to serve on the Board of Directors of the Company, and the Investors shall vote or act with respect to their shares of capital stock of the Company, whether now held or hereafter acquired, so as to elect such designee to the Company's Board of Directors.

         2.2 Vacancy. In the event of any termination, removal or resignation of any director, the Investors and Casey shall take all actions necessary and appropriate to cause such vacancy to be filled in the manner by which such director was elected and designated, whether pursuant to this Agreement, the terms of the Preferred Stock or otherwise.

         2.3 Legends. Each certificate representing the Investors' or Casey's shares of Common Stock, Preferred Stock or any other capital stock of the Company, whether now owned or hereafter acquired, other than certificates that were on the date of the Prior Agreement issued in "street name" and under which the Investors or Casey beneficially own shares, and any certificates issued to their successors and assigns who remain bound by this Agreement, shall be endorsed by the Company with a legend reading substantially as follows:

         THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.

         2.4 Election of Directors Generally. Nothing contained herein shall limit (a) the Investors' right to vote or otherwise participate in the election of the Company's directors, other than with respect to the director to be elected pursuant to Section 2.1 hereof, or (b) the right of Casey, any of the Family Shareholders or any of the Other Preferred Holders to vote or otherwise participate in the election of the Company's directors in accordance with the provisions of the Company's Certificate of Incorporation.

         2.5 Termination; Successors. The provisions of Section 2.1 shall terminate with respect to Casey and rights in favor of Casey upon the date that Casey and the Family Shareholders, and the lineal descendants of any of the foregoing (including trusts for the benefit of any such persons), do not continue to own, beneficially or of record, in the aggregate at least ten percent (10%) of the outstanding Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock). As a result of the amendment to Section 1.1 of the Prior Agreement effected by Section 2.1 hereof, the Other Preferred Holders shall be deemed to be released from their obligations under the Prior Agreement and this Agreement shall serve as a termination of the Prior Agreement with respect to the Other Preferred Holders.

                                   SECTION 3.
                               VOTING AND PROXIES

         3.1 Irrevocable Proxies. Until the termination of this Section 3.1 as provided in Section 3.4, the irrevocable proxies given to the Investors pursuant to the Prior Agreement by Casey and her husband Michael T. Casey to vote all shares of capital stock of the Company held or acquired by them shall continue in effect.

         3.2 Irrevocable Proxy is Coupled With an Interest. Any irrevocable proxies granted pursuant to the Prior Agreement were, are and shall be coupled with an interest sufficient in law to support an irrevocable proxy, and were, are and shall be granted in consideration of and as an inducement to cause the Investors to enter into the Prior Agreement and this Agreement.

         3.3 Revocation of Prior Proxies. Except for any additional or replacement proxies that may be granted with respect to the existing proxies referred to in Section 3.1 hereof, (a) the proxies described in Section 3.1 shall revoke all other proxies granted by such person at any time with respect to the shares of capital stock of the Company, and (b) no subsequent proxies will be given with respect thereto by such person (except for other proxies that may be granted from time to time to any of the holders of the Preferred Stock).

         3.4 Termination of Irrevocable Proxies. The proxies described in
Section 3.1 shall be irrevocable and shall not terminate until the conclusion of the Company's 2003 annual meeting of shareholders.

         3.5 Filings with Securities and Exchange Commission. In the event that the Investors or their counsel determine that the execution and delivery of this Agreement or the giving of any proxies as provided herein shall constitute or form a "group," as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and for as long as such group is deemed to exist, Casey agrees to:

                  (a) furnish to the Investors or their counsel such information regarding Casey or the shares of Common Stock beneficially owned by Casey as the Investors or their counsel shall request in order to prepare all necessary or appropriate reports, schedules or other filings with the Securities and Exchange Commission (the "Commission"), including any amendments thereto;

                  (b) execute and deliver all filings, joint filing agreements, powers of attorney, or other agreements, documents or instruments as the Investors or their counsel shall request in order to prepare, file or cause to be filed with the Commission the documents described in
         Section 3.5(a);

                  (c) agree to file such reports, schedules or other filings jointly with the Investors if so requested by the Investors or their counsel; and

                  (d) do or cause to be done all things necessary, proper or advisable to effectuate the purpose and intent of this Section 3.5 and to cooperate fully with the Investors and their counsel and other agents or representatives in connection with any steps required to be taken as part of Casey's obligations hereunder.

                                   SECTION 4.
                                  MISCELLANEOUS

         4.1 Enforceability/Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nonetheless be held to be prohibited by or invalid under applicable law
(a) such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which shares of the Investors shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

         4.2 Remedies. Each party hereto will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision hereof, and to exercise all other rights existing in its favor. Each party hereto agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each holder may, in its sole discretion, apply for specific performance and injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         4.3 Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Without limiting the foregoing, this Agreement shall inure to the benefit of any assignee or transferee of the Preferred Stock, and each such assignee shall be deemed to be an "Investor" for purposes of this Agreement, provided that if the assignee is a third party unaffiliated with the assignor, then Section 2.1 shall only bind such assignee as to the votes entitled to be cast by the Preferred Stock so assigned and any shares of Common Stock into which they are converted (subject to the following sentence). This Agreement shall not apply to any shares of Common Stock that are sold or otherwise transferred by the Investors into the public securities markets or to an unaffiliated third party. Subject to the foregoing, any assignee or transferee of any of the shares of capital stock of the Company to which this Agreement applies shall, as a condition to such assignment or transfer, execute and deliver a copy of this Agreement at or prior to the consummation of such assignment or transfer. Any attempted assignment or transfer effected without complying with the foregoing sentence shall be null and void.

         4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to the principles of conflicts of laws.

         4.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         4.6 Headings. The section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

         4.7 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or delivery by overnight courier, or five (5) days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, as follows:

                                            Harold's Stores, Inc.
                                            765 Asp
                                            Norman, Oklahoma  73070
                                            Attn:  Chief Financial Officer
                                            Telecopy:  (405) 366-2541

         with a copy to:                    Crowe & Dunlevy
                                            1800 Mid-America Tower
                                            20 North Broadway
                                            Oklahoma City, Oklahoma  73102
                                            Attn:  Michael M. Stewart, Esq.
                                            Telecopy:  (405) 272-5238

(b) if to Casey, as follows:

                                            Rebecca Powell Casey
                                            3835 Shenandoah
                                            Dallas, Texas  75205
and (c) if to an Investor, to such Investor's address as set forth on the Schedule of Investors, or at such other address as the parties may designate by ten (10) days' advance written notice to the other parties, with copies to:

                                            Sutherland Asbill & Brennan LLP
                                            999 Peachtree Street, N.E.
                                            Atlanta, Georgia 30309
                                            Attn:  Robert J. Pile, Esq.
                                            Telecopy:  (404) 853-8806

                                            and

                                            Robert L. Anderson, President
                                            Ronus, Inc.
                                            3290 Northside Parkway
                                            Suite 225
                                            Atlanta, Georgia  30327
                                            Telecopy:  (678) 553-3911

         4.8 Amendment of Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Company, Casey and Investors holding at least a majority of the then outstanding shares of Common Stock and Preferred Stock (on an as-converted basis) held by the Investors.

         4.9 Entire Agreement. This Agreement constitutes the entire agreement among Casey, the Investors and the Company relative to the subject matter hereof and supersedes any previous agreements or negotiations among the parties. In particular, except as specifically provided to the contrary, the provisions of the Prior Agreement shall be deemed null and void.

                        Signature page follows this page.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above set forth.


"COMPANY"                           Harold's Stores, Inc.


                                    By:  /s/ Clark J. Hinkley
                                       ----------------------------------------
                                       Clark J. Hinkley, Chief Executive Officer


"INVESTORS"                         Inter-Him, N.V.


                                    By: /s/ Victor Hoogstraal
                                       ----------------------------------------
                                    Name:  Victor Hoogstraal
                                    Title:  Managing Director


                                    /s/ W. Howard Lester
                                    -------------------------------------------
                                    W. Howard Lester


"OTHER PREFERRED HOLDERS"           /s/ William E. Haslam
                                    -------------------------------------------
                                    William E. Haslam


                                    /s/ Clark J. Hinkley
                                    -------------------------------------------
                                    Clark J. Hinkley



                                    -------------------------------------------
                                    Margaret A. Gilliam


"CASEY"                             /s/ Rebecca Powell Casey
                                    -------------------------------------------
                                    Rebecca Powell Casey


"FAMILY
SHAREHOLDERS"                       /s/ Rebecca Powell Casey
                                    -------------------------------------------
                                    Rebecca  Powell Casey,  as custodian for
                                    Meredith M. Casey,  Lindsey M. Casey and
                                    Bryan A. Casey under the Texas UGMA


         First Signature Page to Amended and Restated Voting Agreement

                                    /s/ Harold G. Powell
                                    -------------------------------------------
                                    Harold G. Powell, individually and as
                                    Trustee under the Harold G. Powell Revocable
                                    Trust dated 9/8/1993


                                    /s/ Michael T. Casey
                                    -------------------------------------------
                                    Michael T. Casey, individually and as
                                    Trustee under the H. Rainey Powell and Mary
                                    U. Powell  1997 Irrevocable Trust


                                    /s/ H. Rainey Powell
                                    -------------------------------------------
                                    H. Rainey Powell, individually and as
                                    custodian for Elizabeth M. Powell and
                                    Alex M. Powell under the Oklahoma UTMA



                                    -------------------------------------------
                                    Mary U. Powell


                                    /s/ Lisa Powell Hunt
                                    -------------------------------------------
                                    Lisa Powell Hunt, individually and as
                                    custodian for Miles M. Hunt, Patrick M. Hunt
                                    and Hayden E. Hunt under the Texas UGMA


                                    /s/ Clay M. Hunt
                                    -------------------------------------------
                                    Clay M. Hunt


                                    Arvest Trust Company, N.A., as Trustee*


                                    By: /s/ Connie Jenkins
                                        ---------------------------------------
                                    Name:  Connie Jenkins
                                    Title: Assistant Vice President and Trust
                                           Officer

                                    *Executed as Trustee with respect to:
                                       Elizabeth M. Powell Trust A
                                       Elizabeth M. Powell Trust B



         Second Signature Page to Amended and Restated Voting Agreement

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS


Name and Address of each Investor:

INTER-HIM, N.V.
Switzerland Representative Office
Im Langacker 16
Postfach
CH - 5401 Baden
Schweiz
Attn.:  Mr. Victor Hoogstraal
Telecopy:  +41 56 483 0389

W. Howard Lester
3250 Van Ness Avenue
San Francisco, California  94109
Telecopy:  (415) 616-8359